Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements: (i) Form S-8 (No. 333-118339) pertaining to the Bakers Footwear Group, Inc. 2003 Stock Option Plan for the registration of 868,992 shares of Bakers Footwear Group, Inc.’s common stock; (ii) Form S-8 (No. 333-128533) pertaining to the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan for the registration of 250,000 shares of Bakers Footwear Group, Inc.’s common stock; (iii) Form S-8 (No. 333-141469) pertaining to the Bakers Footwear Group, Inc. 2003 Stock Option Plan for the registration of 500,000 shares of Bakers Footwear Group, Inc.’s common stock; of our report dated April 29, 2011, with respect to the financial statements of Bakers Footwear Group, Inc. included in the Annual Report (Form 10-K) for the year ended January 29, 2011.
/s/ Ernst & Young LLP
St. Louis, Missouri
April 29, 2011